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                                                                    Exhibit 23.4



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 filed on February 13, 1998 and related Prospectus of Chiquita Brands International, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated July 31, 1997 with respect to the financial statements of American Fine Foods, Inc. for the year ended June 28, 1997 included in the Chiquita Brands International, Inc. Current Report on Form 8-K dated December 8, 1997 (as amended on February 3, 1998), filed with the Securities and Exchange Commission.



                                                   /S/KPMG PEAT MARWICK LLP

Salt Lake City, Utah
February 13, 1998